EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS THIRD QUARTER

DILUTED EARNINGS OF $1.03 PER SHARE

AND DECLARES DIVIDEND OF 41¢ PER SHARE

SOUTHPORT, CONNECTICUT, November 1, 2016--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the third quarter of 2016 the Company reported net sales of $161.4 million and diluted earnings of $1.03 per share, compared with net sales of $120.9 million and diluted earnings of 62¢ per share in the third quarter of 2015.

For the nine months ended October 1, 2016, net sales were $502.5 million and diluted earnings were $3.48 per share. For the corresponding period in 2015, net sales were $398.7 million and diluted earnings were $2.33 per share.

The Company also announced today that its Board of Directors declared a dividend of 41¢ per share for the third quarter for stockholders of record as of November 18, 2016, payable on November 25, 2016. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Michael O. Fifer made the following observations related to the Company’s 2016 third quarter performance:

•	In the third quarter of 2016, net sales increased 34% and earnings per share increased 66% from the third quarter of 2015.

•	EBITDA was $39 million, or 24% of sales, in the third quarter of 2016, an increase of 44% from $27 million, or 22% of sales, in the comparable prior year period.

•	The following new products were launched in September:

▪	the Mark IV pistols, similar to the classic Mark III designs, but with a greatly simplified one-button takedown,
▪	the LCP II pistol, a major re-design of the popular LCP pistol that was introduced in 2008, and
▪	the American Compact pistols, an expansion of the American pistol family that was launched in 2015.

•	New product sales, which include those launched in the third quarter as well as the Ruger Precision Rifle, the AR-556 modern sporting rifle, and the LC9s pistol, were $58 million or 36% of firearm sales in the third quarter of 2016. New product sales include only major new products that were introduced in the past two years. The new product sales percentage is expected to decrease next quarter as sales of the AR-556 and the LC9s will no longer be included among the new products.

•	The estimated unit sell-through of the Company’s products from the independent distributors to retailers increased 21% in the third quarter of 2016 from the comparable prior-year period. For the same period, the National Instant Criminal Background Check System background checks (as adjusted by the National Shooting Sports Foundation) increased 16%.

•	The increase in estimated sell-through of the Company’s products from the independent distributors to retailers is attributable to:

▪	stronger-than-normal industry demand during the summer, likely bolstered by the political campaigns for the November elections,
▪	strong demand for certain new products,
▪	greater availability of rimfire ammunition which spurred demand for our 10/22 rifle and other rimfire firearms, and
▪	increased production of several products in strong demand.

•	Cash generated from operations during the first nine months of 2016 was $85 million. At October 1, 2016, our cash totaled $101 million. Our current ratio is 2.7 to 1 and we have no debt.

•	In the first nine months of 2016, capital expenditures totaled $23 million, much of it related to tooling and equipment for new products. We expect our 2016 capital expenditures to total approximately $30 million.

•	In the first nine months of 2016, the Company returned $25 million to its shareholders through the payment of dividends.

•	At October 1, 2016, stockholders’ equity was $266 million, which equates to a book value of $14.02 per share, of which $5.34 per share is cash.

Today, the Company filed its Quarterly Report on Form 10-Q. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

Tomorrow, November 2, 2016, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the third quarter operating results. Interested parties can access the webcast at www.ruger.com/corporate or by dialing 855-871-7398, participant code 1173648.

The Quarterly Report on Form 10-Q is available on the SEC website at www.sec.gov and the Ruger website at www.ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger

Sturm, Ruger & Co., Inc. is one of the nation’s leading manufacturers of rugged, reliable firearms for the commercial sporting market. As a full-line manufacturer of American-made firearms, Ruger offers consumers over 400 variations of more than 30 product lines. For more than 60 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens,” echoes the importance of these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	October 1, 2016	December 31, 2015

Assets

Current Assets
Cash	$101,363	$69,225
Trade receivables, net	70,323	71,721

Gross inventories	89,858	81,278
Less LIFO reserve	(43,836)	(42,061)
Less excess and obsolescence reserve	(2,448)	(2,118)
Net inventories	43,574	37,099

Deferred income taxes	9,085	8,219
Prepaid expenses and other current assets	6,773	3,008
Total Current Assets	231,118	189,272

Property, plant and equipment	320,465	308,597
Less allowances for depreciation	(218,401)	(204,777)
Net property, plant and equipment	102,064	103,820

Other assets	27,670	22,791
Total Assets	$360,852	$315,883

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

(Dollars in thousands, except per share data)

	October 1, 2016	December 31, 2015

Liabilities and Stockholders’ Equity

Current Liabilities
Trade accounts payable and accrued expenses	$53,432	$42,991
Product liability	1,455	642
Employee compensation and benefits	25,897	28,298
Workers’ compensation	4,421	5,100
Income taxes payable	—	4,962
Total Current Liabilities	85,205	81,993

Product liability	95	102
Deferred income taxes	9,436	6,050

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000 2016 – 24,034,201 issued, 18,971,854 outstanding 2015 – 23,775,766 issued, 18,713,419 outstanding	24,034	23,776
Additional paid-in capital	26,371	29,591
Retained earnings	280,438	239,098
Less: Treasury stock – at cost 2016 – 5,062,347 shares 2015 – 5,062,347 shares	(64,727)	(64,727)
Total Stockholders’ Equity	266,116	227,738
Total Liabilities and Stockholders’ Equity	$360,852	$315,883

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	October 1, 2016	September 26, 2015	October 1, 2016	September 26, 2015

Net firearms sales	$160,058	$119,281	$497,889	$394,084
Net castings sales	1,369	1,590	4,591	4,614
Total net sales	161,427	120,871	502,480	398,698

Cost of products sold	111,176	86,860	336,422	274,781

Gross profit	50,251	34,011	166,058	123,917

Operating expenses:
Selling	13,378	9,170	41,261	34,255
General and administrative	6,805	6,880	22,045	21,214
Total operating expenses	20,183	16,050	63,306	55,469

Operating income	30,068	17,961	102,752	68,448

Other income:
Interest expense, net	(32)	(36)	(102)	(113)
Other income, net	418	247	917	1,333
Total other income, net	386	211	815	1,220

Income before income taxes	30,454	18,172	103,567	69,668

Income taxes	10,604	6,209	36,925	24,642

Net income and comprehensive income	$19,850	$11,963	$66,642	$45,026

Basic earnings per share	$1.05	$0.64	$3.51	$2.41

Diluted earnings per share	$1.03	$0.62	$3.48	$2.33

Cash dividends per share	$0.49	$0.36	$1.32	$0.85

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Nine Months Ended
	October 1, 2016	September 26, 2015

Operating Activities
Net income	$66,642	$45,026
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	25,257	26,693
Slow moving inventory valuation adjustment	630	(1,126)
Stock-based compensation	2,213	3,442
Loss (gain) on sale of assets	50	(157)
Deferred income taxes	2,520	(78)
Impairment of assets	6	32
Changes in operating assets and liabilities:
Trade receivables	1,398	(3,247)
Inventories	(7,105)	5,054
Trade accounts payable and accrued expenses	9,762	956
Employee compensation and benefits	(2,667)	8,602
Product liability	806	(101)
Prepaid expenses, other assets and other liabilities	(5,340)	5,652
Income taxes payable and prepaid income taxes	(8,781)	4,201
Cash provided by operating activities	85,391	94,949

Investing Activities
Property, plant and equipment additions	(23,049)	(24,488)
Proceeds from sale of assets	7	222
Cash used for investing activities	(23,042)	(24,266)

Financing Activities
Tax benefit from exercise of stock options and vesting of RSU’s	8,826	305
Remittance of taxes withheld from employees related to share-based compensation	(14,001)	(1,000)
Proceeds from exercise of stock options	—	97
Repurchase of common stock	—	(2,841)
Dividends paid	(25,036)	(15,893)
Cash used for financing activities	(30,211)	(19,332)

Increase in cash and cash equivalents	32,138	51,351

Cash and cash equivalents at beginning of period	69,225	8,901

Cash and cash equivalents at end of period	$101,363	$60,252

Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and one non-GAAP financial measure, EBITDA, which management believes provides useful information to investors. This non-GAAP financial measure may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measure should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA is useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates its EBITDA by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended		Nine Months Ended
	October 1, 2016	September 26, 2015	October 1, 2016	September 26, 2015

Net income	$19,850	$11,963	$66,642	$45,026

Income tax expense	10,604	6,209	36,925	24,642
Depreciation and amortization expense	8,567	8,852	25,257	26,693
Interest expense, net	32	36	102	113
EBITDA	$39,053	$27,060	$128,926	$96,474